Exhibit 10.69

Personal Employment Agreement

This employment agreement is made and signed in Petah Tikva on the 23rd day of December, 2012.

Between:

Brainstorm Therapeutics Ltd., Company Registration No. 513601021, located at 12 Basel Street, Petah Tikva 49001 (hereinafter: “the Company”);

And:

Alla Patlis, ID No. [***], residing at [***], Phone No. [***] (hereinafter: “the Employee”).

Whereas the Company wishes to employ the Employee as an accountant; and

Whereas the Employee has expressed their desire to work for the Company in the said position and has represented themselves as having the necessary knowledge, experience, and skills for the role; and;

Whereas the parties wish to set forth the terms of the Employee’s employment in this agreement;

Therefore, it has been agreed as follows:

1.	General
1.1.	The preamble of this agreement is an integral part thereof. The titles and headings in this agreement are for convenience only and shall not be used for its interpretation.
1.2.	This is a personal agreement, and the terms of the Employee’s employment shall be as stated herein exclusively.
1.3.	The Employee shall be employed by the Company as a Controller (hereinafter: “the Position”), under the direct supervision of the Chief Financial Officer.
1.4.	The Employee shall perform all tasks assigned by the Company’s management and/or direct supervisors, including the location of work.
1.5.	The Employee shall fulfill their role with loyalty, dedication, and to the best of their abilities, adhering to the decisions of the Company’s management and direct supervisors.

1.6.	During the term of this agreement, the Employee shall not engage in any direct or indirect additional employment or activities without prior written consent from the Company.
1.7.	The Employee shall not accept any payment or other benefits from any third party in connection with their work.
1.8.	The Employee is obligated to immediately disclose any personal interests or issues that may conflict with their role.
1.9.	The Employee declares that there are no legal, contractual, or other barriers to their entering into this agreement and that they are not bound by any competing obligations or agreements.
2.	Agreement Duration
2.1.	The Employee’s commencement date is December 23, 2012. The term of this agreement is indefinite and may be terminated at any time as set forth herein.
2.2.	Either party may terminate the agreement at any time, provided that 30 days’ written notice is given.
2.3.	During the notice period, the Employee is expected to continue working unless the Company decides otherwise and opts to compensate the Employee for the notice period instead.
2.4.

Despite the above, the company reserves the right to dismiss the employee immediately without prior notice (and without compensation) in any case where the dismissal occurs under circumstances in which it is also possible to deny the employee severance pay in accordance with Israeli law, either fully or partially, including in the cases listed in this section below:

2.4.1.	Causing damage intentionally or due to gross negligence to the company or its property.
2.4.2.	Breaching the duty of confidentiality or non-competition towards the company.
2.4.3.	Serious disciplinary violations by the employee, including violent behavior or sexual harassment.
3.	Working Hours:
3.1.	The Employee is employed full-time, five days a week, from 08:00 to 17:00, with Saturday as the rest day.

3.2.

The company estimates that from time to time, for the fulfillment of his duties, the employee will be required to work overtime in the scope of approximately 40 hours per month on average. In order to avoid monthly calculations, the employee will be paid a global compensation each month for overtime work. It is clarified that the employee will not be entitled to actual overtime pay, and the company will not deduct any amount from the employee’s salary if he works fewer overtime hours or does not work overtime at all. In any case, the employee is not allowed to work overtime beyond the scope permitted by the relevant general permit of the Minister of Labor. Beyond the letter of the law, and without detracting from the essence of the global compensation, the employee will be entitled to ancillary rights (including pension insurance, continuing education fund, severance pay, etc.) also on the global compensation.

4.	Salary
4.1.	The Employee’s gross salary will be 12,750 ILS.
4.2.	Additionally, the company will pay the employee a global compensation for overtime work in the amount of 2,250 ILS gross (hereinafter: “the global compensation”).
4.3.

The salary and the global compensation shall hereinafter collectively be referred to as “the salary” and will be paid no later than the ninth day of each month, for the preceding month, after deducting taxes and other mandatory payments for which the employee is or will be liable, as well as payments to which the employee has consented to be deducted.

5.	Annual Leave and Sick Leave
5.1.

The employee will be entitled to an annual vacation of 16 working days per year. The vacation cannot be accumulated or redeemed unless explicitly agreed upon by the company and subject to the company’s policy. Any vacation entitlement exceeding the legal vacation quota that is not utilized will be automatically forfeited without the need for further notice.

5.2.

The employee will coordinate his vacation leave with his supervisor, in accordance with work requirements and final approval from the company’s CEO. Notwithstanding the foregoing, the company may require the employee to take vacation at times it deems appropriate, provided that it notifies the employee at least two weeks in advance. The company may request the employee to use vacation days during his notice period, provided that the vacation is taken during a notice period that exceeds the statutory notice period the employee is entitled to.

5.3.	The employee will be entitled to recuperation pay at a rate and tariff to be determined from time to time according to the applicable extension orders covering the entire economy and as customary in the company.

6.	Sick leave
6.1.

The employee will be entitled to paid sick leave as determined by the Sick Pay Law, 1976, subject to the presentation of appropriate medical certificates. Should the employee be entitled to payments from pension insurance or loss of work capacity insurance, these payments will offset the sick pay the company is obliged to pay under any law.

7.	Pension Insurance
7.1.

The company will contribute monthly to an executive insurance policy at an insurance company chosen by the employee, amounts at the rate of 8.33% of the salary for severance compensation, and 5% for pension benefits. The company will deduct from the salary the employee’s contribution to the pension benefits at the rate of 5%. If the employee chooses a pension fund instead of executive insurance, the company will contribute 6% of the salary for pension benefits and will deduct 5.5% from the salary for the employee’s contribution to the pension benefits. If the employee opts for executive insurance, the company will insure the employee for loss of work capacity at its expense, up to 2.5% of the salary.

7.2.

All payments made by the company to the pension insurance will replace the severance pay the employee or his heirs would receive from the company for the salary from which the said payments were made and for the period they were paid (hereinafter – “the severance-eligible salary”). The employee hereby agrees to this, in accordance with section 14 of the Severance Pay Law, 1963 (hereinafter – “the Law”). The parties hereby adopt the general approval regarding employer payments to a pension fund and insurance fund instead of severance pay, according to section 14 of the Law, as published in Official Gazette No. 4659 on June 30, 1998, attached to this agreement as Annex “A”. According to the general approval’s provisions: (1) This agreement does not detract from the employee’s right to severance pay under the Law, an agreement, or an extension order for salary beyond the severance-eligible salary, if there is such; (2) The company hereby waives in advance any right it may have to a refund of its payments to the insurance policy unless the employee’s right to severance pay was denied by a verdict under sections 16 or 17 of the Law and if denied, or if the employee withdrew funds from the insurance policy not due to a qualifying event. For this purpose, a “qualifying event” means death, disability, or retirement at age sixty or older.

7.3.	The contributions to the pension insurance will be made through an insurance agent as chosen by the company.

7.4.

Upon the termination of the employee’s employment, and subject to the fulfillment of all his obligations towards the company, the company will release to the benefit of the employee the funds accumulated in the pension insurance.

8.	Telephone, Computer, Vehicle, and Travel Expenses
8.1.	Vehicle.
8.1.1.

If the company provides a vehicle for the employee, it will be for work purposes and in lieu of travel expense reimbursement. The employee will maintain the vehicle and use it according to the company’s procedures as they may be from time to time, as well as according to the details specified in Appendix B to this agreement. The employee will bear the applicable taxes. It is agreed that the vehicle will not be used as collateral by the employee.

8.1.2.

The employee hereby consents that any traffic or parking ticket issued while the vehicle is under his responsibility will be transferred to his name. For this purpose, the employee will sign a request for the transfer of tickets.

8.2.	Travel.

If the company does not provide a vehicle for the employee, the employee will be entitled to a reimbursement of travel expenses according to the cost of public transportation from his home to the workplace and back, subject to the relevant extension order.

8.3.	Use of Computer and Network.

If and to the extent that the company provides the employee with an email account, and/or allows the employee access to the company’s computers and internet network, such access will be solely for the employee’s work purposes and subject to the company’s policy as it may be from time to time. The company hereby informs the employee that it monitors, supervises, listens to, records, tapes, and discloses to third parties the use, information, material, and data existing, stored, or transferred in the email box, servers, telephone, and computers. The employee hereby consents that upon the termination of his employment for any reason, and also in case of his absence from work, the email account and/or the computer in his use will be made available to whoever the company designates in order to ensure the continuation of proper work.

9.	Role Transition.

Should his employment be terminated or concluded, the employee is obligated to hand over his position in an orderly manner, as well as to return to the company all documents, information, and any other materials that were received by or prepared by him in connection with his work until the termination of employment, and to return to the company all equipment including computers, cell phones, and any other equipment - in good and working condition.

10.	Confidentiality and non-competition.

The Employee agrees to sign a separate confidentiality and non-competition agreement as detailed in Appendix C of this agreement, which forms an integral part of the employment terms.

11.	Miscellaneous
11.1.

This agreement is personal and specific, exclusively setting and summarizing the terms of the employee’s employment with the company. Therefore, other employment agreements or arrangements signed between the company and its other employees, and/or any other agreement or arrangement, including practices that do not apply and will not apply to the relationship between the parties, shall not apply to the employee and the company. It is hereby clarified that the employee will not be entitled to any payment, right, or benefit not explicitly detailed in this agreement, including payments, rights, or benefits to which other employees of the company may be entitled (if any) or to which he was entitled from his previous employers.

11.2.

Upon the termination of the employer-employee relationship between the parties, the company may offset any debts of the employee towards the company against its obligations to him, if there are any at that time.

11.3.

If a competent authority determines that a provision of this agreement is unenforceable and/or invalid for any reason, this will not affect or nullify the validity of the remaining provisions of the contract.

11.4.	This agreement is accompanied by Appendix D, a notice to the employee about employment conditions. In any case of contradiction, what is stated in the agreement itself will prevail.
11.5.	The parties declare that they have read this contract and the annexes attached to it carefully, understood their contents, and signed them freely.

In Witness Whereof, the parties have executed this agreement on the date first above written.